EXHIBIT 99.9

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) by and between Williston Holding Company, Inc., a Nevada corporation (the “Company”), and BBS Capital Fund, LP, a Delaware limited partnership (the “Noteholder”), is to be effective as of May 13, 2019. The Company and the Noteholder are each sometimes referred to as a “Party,” and collectively as the “Parties.”

RECITALS

A.	The Company is entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) for the purpose of acquiring certain assets of Kona Grill, Inc. and/or its affiliates and subsidiaries (“Kona Grill”) on or about the date hereof (the “Acquisition”).

B.	The Noteholder has agreed to lend the Company $2,030,000 that is required as a deposit (“Deposit”) under the Asset Purchase Agreement in exchange for the issuance of a convertible promissory note substantially in the form attached hereto as Exhibit A (the “Note”), in accordance with the terms and conditions of this Agreement and the Note.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.	Loans. The Noteholder agrees, on the terms and subject to the conditions set forth in this Agreement, to lend to the Company the sum of $2,030,000 (the “Loan”) and, upon the execution of this Agreement, to deliver check or wire transfer of immediately available funds as directed by the Company.

1.1.	Note. Upon satisfaction of the requirements of Section 1 above, the Company will promptly deliver to the Noteholder the Note in the amount of the Loan.

1.2.	Repayment Conversion. All outstanding principal and accrued interest on the Note will reach maturity, and be repaid or otherwise converted, on the earlier to occur of:

(a)	Closing of Acquisition. The Closing of the Acquisition at which time, such principal and interest would be converted to Company Class A Common Stock as provided in Section 3.1 below and the Note would be considered paid in full.

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(b)	No Acquisition Closing/Deposit Returned. To the extent that the Acquisition does not close because Kona Grill elected to enter into an asset purchase agreement with a third party and the Deposit is returned to the Company per the Asset Purchase Agreement, such principal and interest would be returned to the Noteholder and the Note would be considered paid in full. Additionally, the Noteholder shall be entitled to the remaining balance of the $1,000,000 break-up fee after the Company’s payment of third party expenses.

(c)	No Acquisition Closing/No Deposit Returned. To the extent that the Acquisition does not close and the Deposit is not returned to the Company per the Asset Purchase Agreement by September 30, 2019, the Note is due May 13, 2020 (the “Maturity Date”). In such case, the Company agrees to promptly enter into a Security Agreement with the Noteholder securing the payment of the principal and accrued but unpaid interest of the Note by all of the Company’s assets that are not otherwise pledged as security for other obligations. Additionally, principal and interest will become due and payable hereunder upon an event of default. The Note may be prepaid at any time during its term.

2.	Default.

2.1.	Event of Default. At any time after the effective date of this Agreement, the Company will be in default under this Agreement upon a filing by the Company of a petition for relief under the United States Bankruptcy Code, or any other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or making a general assignment for the benefit of creditors.

2.2.	Remedies upon Default. In the event of a default described above, the Noteholder will have the right, at its option and without demand or notice: (a) to declare all or any part of the Note immediately due and payable; and (b) to exercise, in addition to the rights and remedies granted hereby, all of the rights and remedies of the Noteholder under the Note, the Uniform Commercial Code, or any other applicable law.

3.	Conversion.

3.1.	Automatic Conversion. The unpaid principal of the Note and all accrued and unpaid interest will automatically convert into Company Class A Common Stock of the Company upon the closing by the Company of the Acquisition substantially on the terms attached hereto on Exhibit 2 (a “Qualified Financing”). Upon such completion of a Qualified Financing, all principal and interest due under the Note will automatically convert into shares of capital stock of the type issued in the Qualified Financing at a conversion price equal to the per-share price of the capital stock sold in the Qualified Financing (the “Mandatory Conversion Price”).

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3.2.	Mechanics of Conversion. Upon the conversion of the Note, (a) the outstanding principal and accrued but unpaid interest owing under the Note will be converted as provided above, (b) the converting Noteholder will deliver the Note to the Company for cancellation, and (c) the converted Note will immediately become null, void, and of no further force and effect regardless of its delivery to and receipt by the Company.

3.3.	No Fractional Shares. No fractional shares will be issued upon the conversion of the Note. If the conversion of the Note results in a fraction, the Company will make payment in cash for such fractional interest, calculated on the basis of the applicable conversion price.

4.	Investment Representations. In connection with the issuance of the Note and the subsequent potential conversion of the Note into shares of the Company’s capital stock (collectively, the “Securities”), the Noteholder represents the following to the Company:

4.1.	Noteholder is aware of the Company’s business affairs and financial condition and the Acquisition and has acquired sufficient information about the Company and the Acquisition to reach an informed and knowledgeable decision to acquire the Securities. Noteholder has had an opportunity to ask questions of, and receive answers from, the Company or an officer of the Company concerning the terms and conditions of the investment and the business and affairs of the Company, and to obtain any additional information necessary or advisable in order to form a decision concerning an investment in the Company.

4.2.	Noteholder’s principal residence or business address is as described on the signature page hereof.

4.3.	Noteholder is acquiring the Securities for investment for his own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Noteholder understands that the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Noteholder’s investment intent as expressed herein.

4.4.	Noteholder acknowledges and understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Noteholder further acknowledges and understands that the Company is under no obligation to register the Securities.

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4.5.	Noteholder also understands that, in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering or under Rule 144 will bear a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

4.6.	The Noteholder is an “accredited investor,” as such term is defined in Rule 501 of Regulation D. The Noteholder is validly existing and in good standing under the law of its state of organization and was not organized for the specific purpose of acquiring the Securities.

4.7.	This Agreement has been duly authorized by all necessary action on the part of the Noteholder, has been duly executed and delivered by the Noteholder, and is a valid and binding agreement of the Noteholder.

4.8.	The Noteholder (i) is not listed in the Annex to the Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons who Commit, Threaten to Commit or Support Terrorism (the “Executive Order”) or is otherwise not subject to the provisions of the Executive Order, (ii) is not listed on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury, as updated or amended from time to time, or any similar list issued by OFAC, (iii) is not listed on any similar restricted list maintained by any United States, Department of Commerce, Department of State or any other U.S., State or Federal governmental official or entity, and (iv) does not have any property blocked, or subject to seizure, forfeiture or confiscation, by any order relating to terrorism or money laundering issued by the President, Attorney General, Secretary of State, Secretary of Defense, Secretary of the Treasury or any other U.S. State or Federal governmental official or entity (in any case, a “Restricted Party”).

4.9.	The funds used by the Noteholder do not include any funds received or derived from a Restricted Party or from any person or entity involved in the violation of any U.S. State or Federal law relating to terrorism, including, without limitation (i) the Executive Order, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and (iii) the Money Laundering Control Act of 1986, Public Law 99-570.

4.10.	Noteholder certifies, under penalties of perjury, that the Noteholder is NOT subject to the backup withholding provisions of Section 3406(a)(i)(C) of the Internal Revenue Code of 1986, as amended. (Note: You are subject to backup withholding if (i) you fail to furnish your taxpayer identification number in this Agreement, (ii) the Internal Revenue Service notifies the Company that you furnished an incorrect taxpayer identification number, (iii) you are notified that you are subject to backup withholding, or (iv) you fail to certify that you are not subject to backup withholding or you fail to certify your taxpayer identification number).

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4.11.	Noteholder is in a financial position to hold the Securities for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of Noteholder’s investment in the Securities.

4.12.	Noteholder understands that (i) the Company has engaged legal counsel to represent the Company in connection with the offer and sale of the Securities contemplated by this Agreement, (ii) legal counsel engaged by the Company does not represent the Noteholder or the Noteholder’s interests, and (iii) the Noteholder is not relying on legal counsel engaged by the Company. The Noteholder has had the opportunity to engage, and obtain advice from, the Noteholder’s own legal counsel with respect to the investment contemplated by this Agreement.

5.	Company Representations. The Company represents the following to the Noteholder:

5.1.	The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. The Company has full corporate power and authority and has all permits necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the property owned and used by it.

5.2.	The Company has full corporate power and authority to execute and deliver this Agreement along with any ancillary documents to which the Company is a party, and to consummate the transactions and perform the obligations contemplated hereby and thereby. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its respective terms and conditions. The Company has duly authorized the execution, delivery and performance of this Agreement.

5.3.	Neither the execution and the delivery of this Agreement or any ancillary documents, nor the consummation of the contemplated transactions, will (a) violate any law, order or regulation to which the Company is subject, or (b) violate any provision of the Company’s articles of incorporation, bylaws or other organizational documents of the Company. Other than filings required by any applicable federal or state securities regulations, which the Company plans to make, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any person, entity or governmental authority for the Company to consummate the transactions contemplated by this Agreement.

6.	Other Agreements.

6.1.	Indemnification. The Noteholder agrees to indemnify the Company and each current and future officer, manager, board member, employee, agent and owner of the Company, against and to hold them harmless from any damage, loss, liability, claim or expense including, without limitation, reasonable attorneys’ fees resulting from or arising out of the inaccuracy or alleged inaccuracy of any of the representations, warranties or statements of the Noteholder contained in this Agreement.

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6.2.	Representations to Survive Delivery; Additional Information. The representations, warranties, and agreements of the Noteholder contained in this Agreement will remain operative and in full force and effect and will survive the payment of all or any part of the Loan. Noteholder agrees to furnish to the Company, upon request, such additional information as may be deemed necessary to determine the undersigned’s suitability as an investor.

7.	Miscellaneous.

7.1.	Notices. All notices, requests, demands, claims and other communications under this Agreement will be in writing. Any notice, request, demand, claim or other communication under this Agreement will be deemed duly given two business days after such notice is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

Williston Holding Company, Inc.

Attn: Douglas G. Hipskind, CFO

12000 Aerospace Ave., Suite 400

Houston, TX 77034

Email: dhipskind@whcbrands.com

If to Noteholder: At the address set forth on the signature page of this Agreement, or any other address if the Company has been given notice of such change of address in accordance with this Section 7.1.

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, overnight courier, messenger service, telecopy, telex, ordinary mail or email). Such notice, request, demand, claim or other communication will be deemed to have been duly given on the day of personal delivery or the day after sent via reputable overnight courier. Otherwise, notice will only be deemed to have been received when it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

7.2.	Invalidity of Particular Provisions. The Company and the Noteholder agree that the unenforceability or invalidity of any provision or provisions of this Agreement will not render any other provision or provisions herein contained unenforceable or invalid.

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7.3.	Successors or Assigns. The Company and the Noteholder agree that all of the terms of this Agreement will be binding on their respective successors and assigns, and that the term “the Company” and the term “Noteholder” as used herein will be deemed to include, for all purposes, their respective designees, successors, assigns, heirs, executors and administrators.

7.4.	Governing Law; Choice of Venue, Waiver of Jury Trial. This Agreement will be interpreted and governed under the laws of the State of Nevada, without regard to conflict of laws principles. Any action or proceeding against any of the Parties to this Agreement relating in any way to this Agreement or the subject matter of this Agreement will be brought and enforced exclusively in the competent state or federal courts of Arizona, and the parties to this Agreement consent to the exclusive jurisdiction of such courts in respect of such action or proceeding. The Parties waive their right to a trial by jury for any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, whether grounded in tort, contract or otherwise.

7.5.	Waiver. Waiver of any default hereunder by the Noteholder will not be a waiver of any other default or of a same default on a later occasion. No delay or failure by the Noteholder to exercise any right or remedy will be a waiver of such right or remedy and no single or partial exercise by the Noteholder of any right or remedy will preclude other or further exercise thereof or the exercise of any other right or remedy at any other time.

7.6.	Amendment. This Agreement and the Note may be amended, converted, or a right granted pursuant to this Agreement waived, with the written consent of the Parties.

7.7.	Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement of the parties relative to the subject matter hereof and supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.

7.8.	Conflicts. In the event that there are any inconsistencies between the terms of this Agreement and the Note, the terms contained in the Note will control.

7.9.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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The Parties hereto have executed this Loan Agreement to be made effective as of the date first above written.

COMPANY:

WILLISTON HOLDING COMPANY, INC.

By:	Douglas G. Hipskind
Its:	Chief Financial Officer

NOTEHOLDER:

BBS Capital Fund, LP

By:
Print Name:
Title:

Street Address

City, State and Zip Code

Business Telephone Number

Email Address

Taxpayer Identification No.

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